Issuer Free Writing Prospectus dated March 20, 2025.

Filed pursuant to Rule 433 of the Securities Act of 1933,

as amended, relating to preliminary prospectus dated March 20, 2025

Registration No. 333-285108.

Nasdaq: BGIN

SPECIALIZED IN CRYPTOCURRENCY MINING MACHINES ® Issuer Free Writing Prospectus dated March 20, 2025. Filed pursuant to Rule 433 of the Securities Act of 1933, as amended, relating to preliminary prospectus dated March 20, 2025 Registration No. 333 - 285108. Nasdaq: BGIN

Disclaimer "This free writing prospectus relates to the proposed initial public offering of 6 , 250 , 000 Class A ordinary shares (the "Class A ordinary shares") of BGIN BLOCKCHAIN LIMITED (the "Company," "we," "our," or "us") and should be read together with the registration statement (the "Registration Statement") we filed with the U . S . Securities and Exchange Commission (the "SEC") for the offering which this presentation relates and may be accessed through the following web link : https:// www.sec.gov/Archives/edgar/data/1945565/000121390025025276/ea0202759 - 13.htm The Registration Statement has not yet become effective . Before you invest, you should read the prospectus in the Registration Statement (including the risk factors described therein) and other documents we have filed with the SEC in their entirety for more complete information about us and the offering . You may get these documents by visiting EDGAR on the SEC website at www . sec . gov . Alternatively, we or our underwriters will arrange to send you the prospectus if you contact Chardan Capital Markets, LLC . Attn : Capital Markets, One Pennsylvania Plaza, Suite 4800 , New York, New York 10119 , at (646) 465 - 9000 , or by email at prospectus@chardan . com . The information contained in this free writing prospectus may contain forward - looking statements as defined in the U . S . Private Securities Litigation Reform Act of 1995 . Forward looking statements include information concerning the Company’s possible or assumed future results of operations, business strategies, competitive position, industry environment and potential growth opportunities . These forward - looking statements are based on the Company's current expectations, estimates, projections and beliefs, as well as a number of assumptions concerning future events . When used in this presentation, the words “estimates,” “projects,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future”, “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward - looking statements . These forward - looking statements are not a guarantee of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company management’s control, that could cause actual results to differ materially from the results discussed in the forward - looking statements . These risks, uncertainties, assumptions and other important factors include, but are not limited to, the possibility that the Company may be adversely affected by local, national and international economic, financial, political, business or competitive factors, as well as factors affecting local and international financial markets and economies and other risks, uncertainties and factors disclosed and identified by the Company from time to time . You are cautioned not to place undue reliance upon any forward - looking statements, which speak only as of the dates made . This presentation contains data related to the global blockchain and cryptocurrency industry derived from an industry report dated January 2025 which we commissioned from Frost & Sullivan International Limited, a third - party independent research firm to prepare . We refer to this report as the Frost & Sullivan Report . The industry data includes projections that are based on a number of assumptions which have been derived from industry and government sources which we believe to be reasonable . The global blockchain and cryptocurrency industry may not grow at the rate projected by industry data, or at all . The failure of the industry to grow as anticipated is likely to have a negative impact on our business and the market price of the Class A ordinary shares . In addition, the rapid changing nature of the global blockchain and cryptocurrency industry subjects any projections or estimates relating to the growth prospects or future condition of our industry to significant uncertainties . Furthermore, if any one or more of the assumptions underlying the industry data turns out to be incorrect, actual results may vary, and are likely to, differ from the projections based on these assumptions . Any third - party trademarks, names and other information that appear in this presentation are used for information and comparison only and do not mean that we have been given authorization to use such information .

3 Preliminary Offering Summary Disclaimer: There is no guarantee that any specific results will be achieved. Past performance is not indicative of future results. Investments may be speculative, illiquid and there is a risk of loss. BGIN BLOCKCHAIN LIMITED Issuer: Nasdaq Capital Market / BGIN Listing / Ticker: Class A Ordinary Shares Securities: Initial public offering Offering Type: 6,250,000 Class A ordinary shares (100% primary) Base Offering size: 937,500 Class A ordinary shares Over - Allotment Option (15%) Ç7.00 - Ç9.00 Price Range: 81,475,000 ordinary shares (including 65,785,000 Class A ordinary shares and 15,690,000 Class B ordinary shares) or with full exercise of over - allotment, 82,412,500 ordinary shares (including 66,722,500 Class A ordinary shares and 15,690,000 Class B ordinary shares) Post - Offering Shares Outstanding Purchase and/or construction of mining farms, developing proprietary chips and general corporate purposes Use of Proceeds: Chardan, The Benchmark Company Joint Bookrunners: Six - month lock - up for the company, directors, officers, affiliates, and 1%+ beneficial owners on Class A ordinary shares Lock - up agreement: March 31 st, 2025 Expected pricing date:

4 Who We Are Started in altcoin mining, BGIN has quickly established itself as a leader in ASIC 1 mining machine design and sales for Kaspa (KAS), while expanding into Bitcoin and other high - potential altcoins . A Leading Brand of Kaspa (KAS) Mining Machines 2 1. ASICs defined as “Application - Specific Integrated Circuit(s), microchip(s)” designed for a special application 2. Source: BGIN is among the top three leading players in the global KAS mining machine market, Frost & Sullivan Report, January 2025

Key Milestones: 2019 – 2022 Three Years of Accumulation: From FPGA Mastery to ASIC Readiness • Founded and designed FPGA 1 chip for self - mining • Achieved Ç4.6 million USD in revenue from self - mining • Constructed the 1 st U.S. mining farm • July : Started R&D for 12nm ASIC chips • Achieved Ç15 million USD in revenue from self - mining • Integrating chip innovation & mining expertise for higher performance 2019 2020 2021 2022 1. FPGA is defined as field - programmable gate array(s), the integrated circuit(s) designed to be configured by customers after manufacturing $15 Million USD Revenue (FY 2022) ($0.2) Million USD Net Income (FY 2022) 5 Disclaimer: There is no guarantee that any specific results will be achieved. Past performance is not indicative of future results. Investments may be speculative, illiquid and there is a risk of loss.

2023 Key Milestones & Achievement $257 Million USD Revenue (FY 2023) 12NM : started selling KAS mining machines equipped with 12nm ASIC chips since April 20MW : launched a new self - constructed mining farm with 20MW power capacity, enhancing its mining farm operation capacity 1 machine type for mining KAS coins 67,998 KAS mining machines sold in the fiscal year ended December 31, 2023 ASIC innovation was validated by the market, driving strong revenue growth and large - scale adoption R&D & Business Breakthrough $140 Million USD Net Income (FY 2023) 6 Disclaimer: There is no guarantee that any specific results will be achieved. Past performance is not indicative of future results. Investments may be speculative, illiquid and there is a risk of loss.

2024 Key Milestones & Achievement $144 Million USD Revenue (1H 2024) 8nm ASICs in the first half year of 2024 130MW : Expanded mining farm capacity to 130MW in the U.S., including own power and third - party leased power 3 machine types for mining KASPA, ALPH and RXD coins 47,252 KAS mining machines sold in the first half of 2024 Foundry : Entered into a 3 - year master foundry product agreement with a leading foundry in Asia 2 new models developed under the KS series as of the end of 2024 Enhancing R&D capabilities and achieving technological breakthroughs, combined with a diversified business strategy R&D & Business Breakthrough 8NM : Developed and launched KAS mining machines equipped with $64 Million USD Net Income (1H 2024) 7 Disclaimer: There is no guarantee that any specific results will be achieved. Past performance is not indicative of future results. Investments may be speculative, illiquid and there is a risk of loss.

R&D Roadmap: o March 2025 : ▪ Launched 2 new models (KS7 and KS7LITE) for KAS mining; KS7 capable of achieving up to 30TH/s, doubling the hash rate of the previous best - performing model ▪ Launched 1 new model under the “AE” series for mining ALEO o In the process of designing new ASICs and mining machines for BITCOIN and DOGECOIN Upcoming Launches: o Q3 - Q4 : Expected to launch DOGECOIN & BITCOIN mining machines Power Expansion: Targeting to acquire an additional 500MW of power within the next 2 years IPO Plan: With a strong financial position and the additional capital from IPO, we can further strengthen our expansion plans and enhance our R&D capabilities 2025 and Beyond NEW ERA: Entering Bitcoin & Mainstream Market 8 Disclaimer: There is no guarantee that any specific results will be achieved. Past performance is not indicative of future results. Investments may be speculative, illiquid and there is a risk of loss.

Founders Background Highlights Qiuhua (Oisin) Li Co - Founder and Chairman • A serial entrepreneur in cross - border e - commerce and blockchain technology • 16 years of experience in business and corporate management • Bachelor's degree in computer science from Tongji University • Completed Advanced Management Program at China Europe International Business School (CEIBS) 9 Qingfeng (Allen) Wu Co - Founder, CEO and Director • Over 15 years of experience in designing complete electronics • Bachelor's degree in electronic information engineering from Xidian University • Master's degree in electromagnetic field and microwave technology from Xidian University

Management & Director Background Highlights Chung Shing (Paul) Tsang Independent Director • Served as the Chief Risk Officer and Head of Risk & Quantitative Analysis at BlackRock Asia from 2015 to 2023 • Served as Director and Chairman of the Board Risk Committee at Bank of China Investment Management from 2016 to 2023 • Served as the Group Chief Risk Officer of Morgan Stanley Asia Pacific from 2008 to 2015 • Obtained a BBA in Actuarial Science and Finance from the University of Wisconsin – Madison and an MBA in Finance from The Wharton School at the University of Pennsylvania 10 Boquan He Independent Director • Founder and Chairman of the Board of Directors of Guangdong Nowaday Investment Co., Ltd. since August 2000 (specializing in greenfield investments in retail and service industries in China) • Former Chief Executive Officer of Guangdong Robust Group (acquired by Danone Group in 2000). • Has served as a director at Noah Holdings Limited since August 2007 and as an independent director since October 2011 • Also serves as chairman or vice chairman of the board of directors of several privately owned companies in China • Previously served as a director of iKang Healthcare Group Inc . (Nasdaq : KANG) from July 2007 until its delisting in January 2019

Management & Director Background Highlights Nicholas Williams Communication Officer • From March 2021 to February 2025 served as the Chief Technology Officer of TNNS PRO LTD, a Web3 company with a focus on sports • From January 2010 to October 2023 served as a sales and marketing director of GEBECERT LTD, a supply chain technology company • Obtained a bachelor’s degree in international hospitality and tourism management from the University of Surrey Talila Millman Independent Director • Founded Millman Tech, a technology advisory firm, in March 2022 and has since served as the company’s managing director, offering fractional chief technology officer and advisory services • From January 2020 to February 2022 served as vice president of innovation and engineering at two divisions of Stanley Black & Decker • From October 2017 to November 2019 served as senior vice president of product and engineering at Vidyo • Obtained a bachelor’s degree in math and computer science and a master’s degree in computer from Tel Aviv University 11

Katherine Nelson Legal Officer and Compliance Officer • Over 20 years of experience in compliance and governance within the FinTech industry • From August 2022 to June 2023 served as Global Compliance Officer at ARDU Prime Crypto Services US, Inc., a blockchain and cryptocurrency exchange • Previously held senior leadership roles at global firms such as Citigroup, BNY Mellon, and Fidelity Investments • Obtained a Master degree of Arts in Law The Fletcher School, Tufts University, MA degree from Notre Dame University, and LL.M degree in Banking and Financial Law from Boston University Benjamin Thomison Operations Officer and Operation Director of Bgin Infrastructure US • Over 6 years of experience in operations management • From January 2024 to July 2024 served as Senior Operations Manager at Phoenix Group LLC • From October 2021 to July 2023 served as Vice President of Mining at Mawson Infrastructure • From November 2018 to May 2023, served as Site Manager at Core Scientific managing sites and operations Management & Director Background Highlights 12

Zhao (Mark) Xiang Co - Chief Financial Officer • Over 12 years of experience in financial management, including over 4 years at Shenzhen Likeshuo Network Technology Co. Ltd, a former variable interest entity (VIE) of BTC Digital Ltd. (Nasdaq: BTCT, formerly known as Meten Holding Group Ltd.) • Studied accounting at Hunan University and graduated in 2016 Pengju (Reno) Wang Co - Chief Financial Officer • Over 7 years of experience in financial management • From July 2018 to March 2022 served as the Finance Manager of Shanghai Huishi Information Technology Co., Ltd. • From April 2017 to October 2017 served as treasury assistant at the financial department of Mr. Bricolage Group in France • Obtained a bachelor’s degree in accounting and a master’s degree in finance from the School of Business Administration of the Université de Rennes I Management & Director Background Highlights 13

A Vertically Integrated Business Model Self - mining Operations Early mover in mining a wide range of cryptocurrencies using proprietary FPGA 1 and ASIC chips with a proven track record of success Sale of Self - developed Mining Machines Sale of mining machines equipped with proprietary ASIC chips Energy & Hosting Infrastructure U.S. - based energy supply and hosting through wholly - owned and third - party power infrastructure 1. FPGA is defined as field - programmable gate array(s), the integrated circuit(s) designed to be configured by customers after manufacturing 14

15 Results - Driven Research & Development 1. As of March 6 th , 2025. 2. As of March 10 th , 2025. 3. As of March 10 th , 2025, 4 models were used in self - mining; 8 were only for sale to customers; 2 were used for both self - mining and sale to customers Disclaimer: There is no guarantee that any specific results will be achieved. Past performance is not indicative of future results. Investments may be speculative, illiquid and there is a risk of loss. 61 R&D Employees Out of 112 total employees 1 4 Machines Types Developed and equipped with proprietary ASIC chips for mining KAS, ALPH, RXD and ALEO coins 2 5 Successful Tape - outs A proven track record in designing mining machines equipped with ASIC chips 2 New Series In development for mining DOGECOIN and BITCOIN KS0 KS0 ULTRA KS7 KS1, KS2 KS3L KS5M KS5L KS7 LITE KS MACHINES MODELS Price Range : US$129 ~ US$4,999

16 Mining Farms & Hosting Power Capacity • Our fleet has 130MW aggregate power capacity, with ~20MW from our own mining farms Nebraska Iowa, Texas, West Virginia, Ohio 110MW Leased from 3rd Party 20MW Own Capacity CURRENT OPERATIONS Self - Mining Machine Fleet 1 • We own 48,277 mining machines in total 1 FUTURE EXPANSION Target Power Capacity • As we grow, we aim to expand our aggregate capacity to approximately 500MW in the next 2 years Note 1: Of which 34,390 are under operation, 5,706 are in storage, 5,325 are under a contractual dispute, and 2,412 are being detained by U.S. Customs, as of March 19 th , 2025. Disclaimer: There is no guarantee that any specific results will be achieved. Past performance is not indicative of future results. Investments may be speculative, illiquid and there is a risk of loss.

Self Mining, 5.1% Revenue & Gross Profit Breakdown – FY 2023 (Audited) Robust Financials with a Strong Balance Sheet and Zero Debt Sales of Mining Machines, 85.4% Hosting, 0.2% Breakdown of Revenue - FY 2023 Mining Pool, 9.3% Self Mining, 2.3% Breakdown of Gross Profit - FY 2023 Mining Pool, 0.1% Hosting, 0.0% Sales of Mining Machines, 97.6% Total Gross Profit: $199M • Sales of Mining Machines – Ç194.4M • Self Mining – Ç4.5M • Hosting – Ç0.0M • Mining Pool - Ç0.2M Total Revenue: $257M • Sales of Mining Machines – Ç219.8M • Self Mining – Ç13.0M • Hosting – Ç0.5M • Mining Pool - Ç24.0M 17 Disclaimer: There is no guarantee that any specific results will be achieved. Past performance is not indicative of future results. Investments may be speculative, illiquid and there is a risk of loss.

Breakdown of Revenue – 1H 2024 Self Mining, 8.1% Hosting, 1.5% Mining Pool, 24.7% Sales of Mining Machines, 65.7% Self Mining, 7.9% Breakdown of Gross Profit – 1H 2024 Hosting, 0.7% Mining Pool, 0.4% Sales of Mining Machines, 91.1% Revenue & Gross Profit Breakdown – 1H 2024 (Audited) Robust Financials with a Strong Balance Sheet and Zero Debt 18 Disclaimer: There is no guarantee that any specific results will be achieved. Past performance is not indicative of future results. Investments may be speculative, illiquid and there is a risk of loss. Total Gross Profit : $84.8M • Sales of Mining Machines – Ç77.2M • Self Mining – Ç6.7M • Hosting – Ç0.6M • Mining Pool - Ç0.3M Total Revenue : $144.5M • Sales of Mining Machines – Ç94.9M • Self Mining – Ç11.6M • Hosting – Ç2.1M • Mining Pool - Ç35.8M

Preliminary Estimates of FY 2024 Results (Unaudited)

We estimate that our total revenue for the fiscal year ended December 31, 2024, will be **US$301.4 million** (unaudited), as compared to **US$257.3 million** for the fiscal year ended December 31, 2023, and gross profit will be **US$156.6 million** (unaudited), as compared to **US$199.2 million** for the fiscal year ended December 31, 2023.



Revenue Breakdown: FY 2023 vs Preliminary FY 2024 Estimates
($USD MM)
FY 2023
Preliminary FY 2024
(Unaudited)
$219.8
$191.4
$13.0
$45.0
$0.5
$6.2
$24.0
$58.7
$257.3
$301.4
Sales of Mining Machines
Self-Mining
Hosting
Mining Pool
Total



Gross Profit Breakdown: FY 2023 vs Preliminary FY 2024 Estimates
($USD MM)
FY 2023
Preliminary FY 2024
(Unaudited)
$194.4
$138.4
$4.5
$16.1
$(0.0)
$1.5
$0.2
$0.6
$199.2
$156.6
Sales of Mining Machines
Self-Mining
Hosting
Mining Pool
Total

Disclaimer: the above unaudited preliminary financial information for the fiscal year ended December 31, 2024 is based upon our estimates and subject to completion of our fiscal year financial results. This financial information has been prepared solely on the basis of currently available information by, and is the responsibility of, management. The unaudited preliminary financial information for the fiscal year ended December 31, 2024 has not been reviewed or audited by our independent public accounting firm. This preliminary financial information is not a comprehensive statement of our financial results for this period. There is no guarantee that any specific results will be achieved. Past performance is not indicative of future results. Investments may be speculative, illiquid and there is a risk of loss.

19

Revenue Breakdown by Geographies (FY 2023) Breakdown by Customer Type (FY 2023) For the six months ended June 30, 2024, we had 3,892 customers and no customer individually contributed to >10% of total revenue Mining Machines Sales Customer Breakdown A Diversified Customer Base: 4,445 Total Customers as of FY 2023 20 Disclaimer: There is no guarantee that any specific results will be achieved. Past performance is not indicative of future results. Investments may be speculative, illiquid and there is a risk of loss.

Growth Strategy Value Chain Integration Expand New Machine Types models beyond the existing series and launching DOGE and BTC mining machine Expand Mining Farm & Hosting Operations Increase power capacity to 500MW by constructing, leasing or acquiring additional mining farms in the next 2 years Increase ASIC Chip R&D Efforts Continue investing in R&D to develop proprietary ASIC chips with greater computing power, lower energy costs and lower environmental impact Enhance industry value - chain integration across R&D, machine sales and hosting business 21

Use of Proceeds Development of Proprietary ASIC Chips General Corporate Expenditures Construction, leasing and acquisition of new mining farms and increasing overall mining capacity Developing proprietary chips for cryptocurrency mining machines Purchase and/or Construction of Mining Farms 60% of Funds Raised 22 8% of Funds Raised 32% of Funds Raised

BGIN Investment Highlights Proprietary R&D Capabilities • Innovative, results - driven technology company with proprietary cryptocurrency R&D capabilities Experienced Leadership • Experienced and visionary management with a proven track record of achieving significant growth and strong financial results Operational Flexibility • Operational flexibility in adapting to evolving market dynamics and technological advancements Strategic Diversification • Focused approach to strategically expanding product offerings and customer base for sustainable growth 23